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                                                                    EXHIBIT 23.1


                    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2001, except for Note 12, as to which the date is March 15, 2001, which includes an emphasis-of-a-matter paragraph related to the Company's change in method of accounting for its investment in ICN Yugoslavia, a previously consolidated subsidiary, relating to the financial statements and financial statement schedule, which appears in ICN Pharmaceuticals, Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 2000. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Orange County, CA
November 7, 2001